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                                                                                                            Exhibit 11





                                                     AMF Bowling, Inc.
                                         Computation of Earnings Per Common Share
                                         (in thousands, except per share amounts)

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
                                                                                         Nine Months Ended September 30,
                                                           Period Ended                 --------------------------------
                                                        December 31, 1996 (a)             1997                 1996 (a)
                                                        ---------------------             ----                 --------

     Shares
        Weighted average number of
            common shares outstanding                                39,713                42,396                 38,348
                                                                  =========             =========              =========
     Net loss                                                     $ (19,484)            $ (22,413)             $ (17,446)
                                                                  =========             =========              =========
     Primary and fully diluted earnings
        per common share (b)                                        $ (0.49)              $ (0.53)               $ (0.45)
                                                                  =========             =========              =========

        (a) For the period from the inception date of January 12, 1996 which includes results of operations of the acquired business from May 1, 1996 through the period ended December 31, 1996, and the nine months ended September 30, 1996, respectively.
        (b) Outstanding stock options and warrants are not considered as their effect is antidilutive.

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